Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of Boxlight Corporation on Form S 8 (Nos. 333-249375 and 333-260253) and Form S-3 (Nos. 333-284493, 333-286421, and 333-264809) of our report dated April 15, 2026, on our audit of the financial statements as of December 31, 2025 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about April 15, 2026. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
April 15, 2026